EXHIBIT 99.1

Surna Reports Q4 2020 and Full Year Results

Announces $7.9 million in New Sales Contracts in second half of year, highest in Company history and 36% higher than 2019

Boulder, Colorado, March 23, 2021 – Surna Inc. (OTCQB: SRNA) announced today operating and financial results for the three and twelve months ended December 31, 2020.

Financial Highlights

●	Our 2020 revenue was $8.5 million, which represents a 44% decrease compared to 2019 revenue.

●	For 2020, our operating loss and net loss was $2,363,000 and $1,759,000, respectively. This compares to a 2019 operating loss and net loss of $1,311,000 and $1,339,000, respectively.

●	Our 2020 adjusted net loss[1] was $1,239,000, compared to a 2019 adjusted net income of $92,000.

●	Our Q4 2020 revenue was $3,387,000, compared to Q4 2019 revenue of $3,719,000, a decrease of 9%. Our Q4 2020 net income was $64,000, compared to a Q4 2019 net loss of $800,000. Our Q4 2020 adjusted net income was $143,000, compared to a Q4 2019 adjusted net loss of $154,000.

●	Our 2020 gross profit margin was 18.2% compared to 29.9% for 2019, a decrease of 11.6 percentage points.

●	As of December 31, 2020, our cash was $2,285,000, compared to cash of $922,000 as of December 31, 2019. We generated $818,000 in cash flow from our operating activities during 2020. Our working capital deficit was $2,220,000 as of December 31, 2020, compared to a working capital deficit of $1,437,00 as of December 31, 2019. However, our year-end working capital deficit includes $128,000 of accrued compensation expense that was paid in stock options in Q1 2021. Excluding the accrued compensation expense, the 2020 year-end working capital deficit was $2,092,000.

Pandemic Impact and Recovery

In response to the COVID-19 pandemic and its changing conditions, the Company reduced its operational expenses to conserve its cash resources. Many expenses, including travel, marketing, headcount, work hours, and compensation were reduced, deferred, or eliminated while still allowing us to meet our customer obligations and develop new business. As the fiscal year progressed and our sales rebounded, and we were able to obtain additional funds through a forgivable bank loan, we restored our workforce and compensation.

1 “Adjusted net income (loss)” means our GAAP net income (loss), after adjustment for non-cash equity compensation expense, debt-related items and depreciation expense.

Recent Sales Contract Growth

During the fourth quarter of 2020 we entered into new sales contracts totaling approximately $3.64 million, which is the highest amount of fourth quarter sales contracts in our history. Combined with the $4.24 million sales contracts in the third quarter, we entered into new sales contracts totaling approximately $7.9 million in the second half of 2020. This level of contract bookings in the second half is the largest in the Company’s history and represents a 36% increase over second half 2019.

Despite this good news, the general economic conditions, government mandates about permitted work and working environments, and working capital constraints, may have an adverse impact on our ability to effectively market our services, generate new customer orders, and fulfill our contracts. If our customers or prospects are unable to continue operations or obtain project financing and we are unable to increase revenues or otherwise generate cash flows from operations, we will not be able to successfully execute on our strategies and initiatives to grow our business. If these actions do not meet our expectations, or additional near-term capital is not available, we may not be able to continue our operations.

Product Development Initiatives

We have a sales and marketing program that generates many prospective customer relationships. However, our limited range of higher cost products, mostly chilled water systems, reduced the number of customer prospects who could afford to buy from us. In 2018 we started an aggressive effort to broaden our product and service offerings to provide a wider range of HVAC technical solutions. In 2018 we began to offer stamped mechanical plan sets and our first 4-pipe chilled water systems. In 2019 we broadened our engineering services to include full MEP (Mechanical, Electrical, and Plumbing) design services. We also began to offer our SentryIQ® Controls System. And in 2020 we added new products to include: split system DX (direct expansion) with integrated dehumidification, packaged DX systems with modulating hot gas reheat, heat recovery chiller/boiler for 4-pipe systems, and recently, our StrataAir™ racking airflow solution to address customer needs for multi-level cultivation facilities. These various systems provide solutions to answer a broader range of technical and cost constraints. We will continue to develop and offer new solutions to our customers’ problems, so that a broader group of growers can take advantage of our engineering expertise and capabilities. We believe these new products and services will increase our addressable market and increase sales, further leveraging our investment in sales and marketing.

The success of our product development initiative can be seen below, which documents the number of commercial-scale projects (over $100,000 sales) that have included one or more of our new products:

Year	Percent Using New Products
2018	35%
2019	76%
2020	100%

Tony McDonald, CEO, commented: “Despite the difficult first half the Company experienced in 2020, the second half of the year saw a dramatic turnaround in Surna’s new project bookings, yielding the best second half in our history, up 36% from the year prior. The third quarter produced the then-largest sale in our history, which was only exceeded in January of 2021 with an even larger sale. While certain cultivation construction projects were delayed or abandoned during the year, Surna executed on our product expansion plans and our continued aggressive sales and marketing efforts. Thankfully, the market recovered and rewarded our efforts.”

About Surna Inc.

Surna Inc. (www.surna.com) designs, engineers and sells cultivation technologies for controlled environment agriculture including: (i) liquid-based process cooling systems and other climate control systems, (ii) air handling equipment and systems, (iii) a full-service engineering package for designing and engineering commercial scale thermodynamic systems specific to cannabis cultivation facilities, and (iv) automation and control devices, systems and technologies used for environmental, lighting and climate control. Our customers include commercial, state- and provincial-regulated cannabis growers in the U.S. and Canada as well as other international locations, including those growers building new facilities and those expanding or retrofitting existing facilities. Currently, our revenue stream is derived primarily from supplying our products, services and technologies to commercial indoor and hybrid sealed greenhouse facilities ranging from several thousand to more than 100,000 square feet.

Headquartered in Boulder, Colorado, we leverage our experience in this space to bring value-added climate control solutions to our customers that help improve their overall crop quality and yield, optimize energy and water efficiency, and satisfy the evolving state and local codes, permitting and regulatory requirements. Although our customers do, we neither produce nor sell cannabis.

Forward Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect our current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in our annual and quarterly reports filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to our SEC filings for a more detailed discussion of the risks and uncertainties associated with our business, including but not limited to the risks and uncertainties associated with our business prospects and the prospects of our existing and prospective customers; the inherent uncertainty of product development; regulatory, legislative and judicial developments, especially those related to changes in, and the enforcement of, cannabis laws; increasing competitive pressures in our industry; and relationships with our customers and suppliers. Except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Surna’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

Non-GAAP Financial Measures

To supplement our financial results on U.S. generally accepted accounting principles (“GAAP”) basis, we use non-GAAP measures including net bookings and backlog, as well as other significant non-cash expenses such as stock-based compensation and depreciation expenses. We believe these non-GAAP measures are helpful in understanding our past performance and are intended to aid in evaluating our potential future results. The presentation of these non-GAAP measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for financial information prepared or presented in accordance with GAAP. We believe these non-GAAP financial measures reflect an additional way to view aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business.

Statement about Cannabis Markets

The use, possession, cultivation, and distribution of marijuana is prohibited by U.S. federal law for medical and recreational purposes. Although certain states have legalized medical and recreational cannabis, companies and individuals involved in the sector are still at risk of being prosecuted by federal authorities. Further, the landscape in the cannabis industry changes rapidly. This means that at any time the city, county, or state where cannabis is permitted can change the current laws and/or the federal government can supersede those laws and take prosecutorial action. Given the uncertain legal nature of the cannabis industry, it is imperative that investors understand that investments in the cannabis industry should be considered very high risk. A change in the current laws or enforcement policy can negatively affect the status and operation of our business, require additional fees, stricter operational guidelines and unanticipated shut-downs.

Surna Marketing
Jamie English
Vice President, Marketing Communications
jamie.english@surna.com
(303) 993-5271

Surna Inc.

Consolidated Balance Sheets

	December 31,	December 31,
	2020	2019

ASSETS
Current Assets
Cash and cash equivalents	$2,284,881	$922,177
Accounts receivable (net of allowance for doubtful accounts of $165,098 and $151,673, respectively)	33,480	138,357
Inventory, net	327,109	1,231,243
Prepaid expenses and other	1,037,823	269,491
Total Current Assets	3,683,293	2,561,268
Noncurrent Assets
Property and equipment, net	147,732	257,923
Goodwill	631,064	631,064
Intangible assets, net	7,227	11,930
Deposits	-	51,000
Operating lease right-of-use asset	343,950	534,133
Total Noncurrent Assets	1,129,973	1,486,050

TOTAL ASSETS	$4,813,266	$4,047,318

LIABILITIES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$1,784,961	$1,832,959
Deferred revenue	3,724,189	1,444,472
Accrued equity compensation	128,434	503,466
Current portion of operating lease liability	266,105	217,843
Total Current Liabilities	5,903,689	3,998,740

NONCURRENT LIABILITIES
Other liabilities	74,156	-
Operating lease liability, net of current portion	169,119	404,209
Total Noncurrent Liabilities	243,275	404,209

TOTAL LIABILITIES	6,146,964	4,402,949

Commitments and Contingencies (Note 11)	-	-

SHAREHOLDERS’ DEFICIT
Preferred stock, $0.00001 par value; 150,000,000 shares authorized; 42,030,331 shares issued and outstanding	420	420
Common stock, $0.00001 par value; 350,000,000 shares authorized; 236,526,638 and 228,216,638 shares issued and outstanding, respectively	2,366	2,283
Additional paid in capital	26,107,159	25,326,593
Accumulated deficit	(27,443,643)	(25,684,927)
Total Shareholders’ Deficit	(1,333,698)	(355,631)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$4,813,266	$4,047,318

Surna Inc.

Consolidated Statements of Operations

	For the Years Ended December 31,
	2020	2019
Revenue, net	$8,514,272	$15,224,454

Cost of revenue	6,961,305	10,675,601

Gross profit	1,552,967	4,548,853

Operating expenses:
Advertising and marketing expenses	430,012	675,703
Product development costs	390,229	521,044
Selling, general and administrative expenses	3,095,350	4,662,695
Total operating expenses	3,915,591	5,859,442

Operating loss	(2,362,624)	(1,310,589)

Other income (expense):
Other income (expense), net	621,340	(27,977)
Interest expense	(17,432)	-
Total other income (expense)	603,908	(27,977)

Loss before provision for income taxes	(1,758,716)	(1,338,566)

Income taxes	-	-

Net loss	$(1,758,716)	$(1,338,566)

Loss per common share – basic and dilutive	$(0.01)	$(0.01)

Weighted average number of common shares outstanding, basic and dilutive	236,168,059	227,662,184

Surna Inc.

Consolidated Statements of Cash Flows

	For the Twelve Months Ended December 31,
	2020	2019
Cash Flows From Operating Activities:
Net loss	$(1,758,716)	$(1,338,566)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and intangible asset amortization expense	120,103	161,180
Gain on forgiveness of note payable	(557,203)	-
Share-based compensation	277,183	788,599
Provision for doubtful accounts	13,425	32,651
Provision for excess and obsolete inventory	21,669	(223,971)
Loss on disposal of assets	4,124	115,359
Amortizion of ROU Asset	190,183	-
Changes in operating assets and liabilities:
Accounts receivable	91,452	39,179
Inventory	882,466	(71,386)
Prepaid expenses and other	(768,333)	(141,143)
Accounts payable and accrued liabilities	26,157	23,830
Deferred revenue	2,279,717	802,674
Accrued interest	3,203	-
Operating lease liability, net	(135,828)	(20,039)
Accrued equity compensation	128,434	503,466
Net cash provided by operating activities	818,036	671,833

Cash Flows From Investing Activities
Purchases of property and equipment	(9,332)	(3,043)
Net cash used in investing activities	(9,332)	(3,043)

Cash Flows From Financing Activities
Proceeds from issuance of note payable	554,000	-
Net cash provided by financing activities	554,000	-

Net increase in cash	1,362,704	668,790
Cash, beginning of period	922,177	253,387
Cash, end of period	$2,284,881	$922,177

Non-cash investing and financing activities:
Interest paid	$-	$-
Income taxes paid	$-	$-